UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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FIDELITY FREEDOM 2010 FUND
FIDELITY FREEDOM 2020 FUND
FIDELITY FREEDOM 2025 FUND
FIDELITY FREEDOM 2030 FUND
FIDELITY FREEDOM 2040 FUND
FIDELITY FREEDOM 2045 FUND
FIDELITY FREEDOM 2050 FUND
FIDELITY ASSET MANAGER 50%
FIDELITY ASSET MANAGER 70%
FIDELITY INTERMEDIATE BOND FUND
FIDELITY INVESTMENT GRADE BOND FUND
FIDELITY CASH RESERVES
FIDELITY U.S. GOVERNMENT RESERVES

(Name of Registrant as Specified In Its Charter)

MASSACHUSETTS COALITION TO SAVE DARFUR, INC.
(DOING BUSINESS AS:  INVESTORS AGAINST GENOCIDE)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Since June 7, 2009, Massachusetts Coalition to Save Darfur, Inc. (d/b/a Investors Against Genocide) has maintained a website, GenocideFreeFidelity.net, to encourage shareholders of the above-listed Registrants (collectively, “Fidelity”) to vote in favor of Proposal No. 3 included in the definitive proxy statements filed by Fidelity with the Securities and Exchange Commission on May 29, 2009.  The text, layout, and linked files of this website are filed as Annex 1 hereto.  Prior to creation of such website, Massachusetts Coalition to Save Darfur, Inc. included information regarding such proposal on the website InvestorsAgainstGenocide.net.  The press release and email communications linked to on GenocideFreeFidelity.net and included in Annex 1 hereto were first made available on the dates referenced therein.

Additionally, Massachusetts Coalition to Save Darfur, Inc. is filing the text and layout of two internet ads regarding such Proposal No. 3, each of which has linked to GenocideFreeFidelity.net since they were created on June 7, 2009.  Lastly, Massachusetts Coalition to Save Darfur, Inc. is filing the text and layout of an email communication currently intended to be sent to a portion of the Fidelity shareholders encouraging them to vote in favor of Proposal No. 3.  Massachusetts Coalition to Save Darfur, Inc. currently intends to cause this email to be sent to shareholders on or around June 19, 2009.

Annexes:
Annex 1: Text, layout, and linked files of GenocideFreeFidelity.net website as of June 7, 2009.
Annex 2: Text and layout of internet ads linking to GenocideFreeFidelity.net website as of June 7, 2009.
Annex 3: Text and layout of communication to shareholders as of June 10, 2009.

Annex 1

Shareholder information on
Fidelity proxy Question 3

Vote FOR Question 3 on Fidelity's proxy ballot to encourage genocide-free investing

Reflect on the Holocaust.  The killing fields of Cambodia.  The massive slaughter in Rwanda.  After each of these horrifying genocides, world leaders and private citizens joined in a collective promise – “Never again.”

Fidelity shareholders now have the unique opportunity to make an important difference in society’s ability to keep that promise.

How?

▪      Vote FOR Question 3 if you are a shareholder of any of these 13 Fidelity funds on the proxy ballots you recently received from Fidelity.

▪      A vote FOR Question 3 requests the Fidelity board to “institute procedures to prevent holding investments in companies that, in the judgment of the board, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights."
This information was prepared by Investors Against Genocide for the proxy ballot voting at Fidelity on July 15, 2009.

Why?

▪	“Ethical investing” may mean different things to different people, but few people want their hard-earned savings to be invested in companies that help to fund genocide.

▪	In a 2007 study, 71% of respondents said companies should take extreme cases of human rights abuses, such as genocide, into account rather than base investment decisions solely on economic criteria.

▪	Looking back, who would support the idea of investing in firms that sought to make a profit by selling Zyklon-B gas to the Nazis or machetes for the genocide in Rwanda?

▪
The shareholder proposal in Question 3 is not theoretical.  Right now the government in Sudan is waging a genocide in Darfur. Avoiding the small number of problem companies that are helping to fund the genocide in Darfur should not result in any significant effect on performance

Voting information

▪	If you have not voted and still have your proxy, please vote TODAY for Question 3. Your vote will matter. You will need your control number and security code from the proxy.
- Visit www.proxyvote.com/proxy to cast your vote.
- Click here to read the Fidelity proxy materials.

▪
If you want to change your vote or have discarded your proxy materials, you can still vote FOR Question 3.  Contact Fidelity at 800-544-6666 and ask for instructions on how to revote or vote after discarding your materials.

▪	If you have questions about the proposal or about voting, please feel free to contact us at info@investorsagainstgenocide.org.

Why Fidelity opposes Question 3 -- Fidelity opposes Question 3.  The key section of their statement of opposition says, “If adopted, this proposal would limit investments by the Fund that would be lawful under the laws of the United States. For this reason, the Board of Trustees recommends that you vote AGAINST this proposal.”

Help make our investments genocide-free -- TIAA-CREF, another giant mutual fund, has adopted strong policies to draw the line at investing in companies that contribute to genocide, joining many states and colleges that adopted Sudan divestment policies.  Now, if Fidelity acts, it could set a new standard for the world’s mutual funds.

About Investors Against Genocide -- Investors Against Genocide, a project of the Massachusetts Coalition to Save Darfur Inc., a 501c3 non-profit, is dedicated to convincing mutual funds, such as Fidelity, to adopt procedures to prevent investments in companies that substantially contribute to genocide.

FAQ's about the voting at Fidelity

▪	Why is Fidelity’s stated approach an inadequate response to genocide?

▪	Which Fidelity funds are voting on Question 3?

▪	How can I help with this effort?

▪	What companies does Fidelity hold which are considered by many to be complicit in the Darfur genocide?

Fidelity's policy is an inadequate response to genocide

▪
Fidelity opposes Question 3.  The key section of their statement of opposition says, “If adopted, this proposal would limit investments by the Fund that would be lawful under the laws of the United States. For this reason, the Board of Trustees recommends that you vote AGAINST this proposal.”

The genocide-free investing shareholder proposal requests that the Fidelity board “institute procedures to prevent holding investments in companies that, in the judgment of the board, substantially contribute to genocide or crimes against humanity.”

▪
Fidelity continues to insist on maintaining flexibility to invest in genocide. Note that in 2008, Fidelity also opposed the genocide-free investing proposal.  Despite Fidelity’s active opposition, 14 funds recorded votes ranging from 31% to 20% in favor of genocide-free investing.  If more shareholders vote FOR Question 3 this year, rather than throwing away their voting materials, the proposal will do even better.

▪
Fidelity has consistently refused to draw the line at investing in genocide and continues to be a large investor in PetroChina and other companies that partner with the government of Sudan and help to fund the genocide in Darfur.

▪
“Fidelity portfolio managers make their investment decisions based on business and financial considerations, and take into account other issues only if they materially impact these considerations or conflict with applicable legal standards.”

- Fidelity letter of October 5, 2006

▪
“We believe the resolution of complex social and political issues must be left to the appropriate authorities of the world that have the responsibility, and capability, to address important matters of this type. And we would sincerely hope that they would do so wisely on behalf of all of the citizens of the globe.”

- Fidelity statement to CNN Money, published January 29, 2007

▪
Fidelity’s proxy statement in opposition to genocide-free investing matches its 2008 position. Fidelity does not attempt to deny the connection between PetroChina and genocide, nor argue that investing in genocide is somehow more profitable. Instead, it simply notes that “this proposal would limit investments by the Fund that would be lawful under the laws of the United States.”

Fidelity funds with the opportunity to vote to encourage genocide-free investing

▪	Vote FOR Question 3 to encourage genocide-free investing if you are a shareholder of any of these 13 Fidelity funds:
- Asset Manager 50%
- Asset Manager 70%
- Cash Reserves
- Freedom 2010
- Freedom 2020
- Freedom 2025
- Freedom 2030
- Freedom 2040
- Freedom 2045
- Freedom 2050
- Intermediate Bond
- Investment Grade Bond
- U.S. Government Reserves

What else can I do to help

▪
Tell your friends and family about the opportunity to vote!  Most shareholders throw away their ballots or automatically vote with management.  Help spread the word of this important opportunity to vote your values, because your help will make a difference in the vote.

▪	Use this half-page flyer about the July 15, 2009, vote at Fidelity's shareholder meeting, designed for use as a handout to spread the word.

Fidelity's holdings

▪
In its February 2007 SEC filing, Fidelity's global holdings of PetroChina topped $1.3 billion. Since then, Fidelity has significantly reduced its holdings in PetroChina and Sinopec on the New York Stock Exchange, but continues to be a very large holder of these stocks, primarily on the Hong Kong Stock Exchange.

▪
Fidelity holds PetroChina primarily in its mutual funds from Fidelity Investments and Fidelity International. In 2007 and 2008, some of the funds from Fidelity with major PetroChina holdings were Southeast Asia fund, China Region fund, China Focus fund (FIL), Southeast Asia fund (FIL), Southeast Asia fund (FIL-UK), and Institutional Southeast Asia (FIL-UK).

▪	Fidelity's worldwide holdings of PetroChina were approximately $600 million in early 2008, with at least another $300 million invested in Sinopec (China Petroleum).

▪
Fidelity's worldwide holdings of PetroChina were worth $604 million, estimated based on information accessed by the Sudan Divestment Task Force through Bloomberg LP and market-valued as of August 1, 2007.

▪	The Sudan Divestment Task Force research using Bloomberg LP also showed Fidelity with $308 million of Sinopec, $33 million of ONGC, and $6 million of Petronas.

Other materials from Investors Against Genocide

▪	Press release on Fidelity distributing proxies for vote on genocide-free investing - June 1, 2009

▪	Email on Fidelity voting again on genocide-free investing - June 7, 2009

Investors Against Genocide     Contact us at 617-517-6310 or info@InvestorsAgainstGenocide.org.

Investors Against Genocide
Draw the line at investing in genocide

FOR IMMEDIATE RELEASE
Susan Morgan – 617-797-0451

FIDELITY FILES DEFINITIVE PROXY MATERIALS FOR VOTE ON GENOCIDE
Second year in a row that Fidelity customers can vote in favor of genocide-free investing

Boston, MA – June 1, 2009 -  For the second year in a row, Fidelity customers have an opportunity to vote on a question concerning genocide. On Friday, Fidelity filed its definitive proxy materials with the SEC, and proxy ballots are now being distributed to millions of its customers. The proxy ballots list proposal 3 as a “shareholder proposal concerning ‘procedures to prevent holding investments in companies that, in the judgment of the Board, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights.’” Customers can vote (or re-cast their vote) at any time before or at the July 15 shareholders meetings.

The filing lists thirteen Fidelity mutual funds as voting on the genocide-free investing proposal: Fidelity Freedom 2010 Fund, Fidelity Freedom 2020 Fund, Fidelity Freedom 2025 Fund, Fidelity Freedom 2030 Fund, Fidelity Freedom 2040 Fund, Fidelity Freedom 2045 Fund, Fidelity Freedom 2050 Fund, Fidelity Asset Manager 50%, Fidelity Asset Manager 70%, Fidelity Intermediate Bond Fund, Fidelity Investment Grade Bond Fund, Fidelity Cash Reserves, and Fidelity U.S. Government Reserves

“We hope all shareholders of these funds will take this important opportunity to vote for genocide-free investing,” states Eric Cohen, chairperson of Investors Against Genocide, the non-profit organization that is leading the shareholder action. Cohen stressed that shareholders can vote or change their vote right up until the meeting is held on July 15. Shareholders can contact Fidelity for information on how to vote, or re-vote even if they have discarded their ballots.

Last year, the same proposal was voted on at 16 Fidelity funds and received as many as 31% of the votes. This strong support was unprecedented for a vote on a social concern which usually receive single digit percentages. “The high number of votes in favor of the proposal was particularly encouraging given Fidelity’s active opposition as well as the large number of votes cast by institutional shareholders,” said Cohen. In addition to Fidelity, the proposal has also been filed with a wide range of other mutual fund companies including American, Barclays, Franklin Templeton, T. Rowe Price, and Vanguard.

In an important victory for the cause of genocide-free investing, Investors Against Genocide withdrew its shareholder proposal from the proxy ballot for TIAA-CREF’s July 2009 shareholders’ meeting. This action followed TIAA-CREF’s decision to vigorously engage PetroChina and other problem companies partnering with the Government of Sudan and to divest from those companies if they continue to substantially contribute to genocide or crimes against humanity. TIAA-CREF’s policy applies to the ongoing genocide in Darfur, Sudan, as well as to future genocides.

The shareholder proposal for genocide-free investing raises the issue of the fundamental management responsibilities of financial institutions and whether shareholders should be able to expect mainstream funds to be genocide-free. The public's interest in this expectation was highlighted by a 2007 study by KRC Research, in which 71% of respondents said companies should take into account extreme cases of human rights abuses, such as genocide, when investing overseas, rather than base their investment decisions on economic criteria only. The related Sudan Accountability and Divestment Act passed both Houses of Congress unanimously and was signed into law by President Bush on December 31, 2007.

“Ethical investing may mean different things to different people, but surely there is a minimum standard upon which everyone agrees,” states Cohen. “Americans do not want their family savings and pension funds invested in companies that help to fund genocide whether that genocide is occurring today in Darfur or anywhere else in the future.”

An increasing number of colleges, universities, and states have taken action to divest from companies that help fund the genocide in Darfur. Thousands of individuals have joined this movement and divested their personal savings from investment firms, like Fidelity, that own shares in such companies.

Hundreds of thousands have been killed and millions have been driven from their homes, in Darfur. This humanitarian crisis has been labeled by the US government as the first genocide of the 21st century. The government of Sudan has continued to pursue genocide in Darfur for nearly five years, using as much as 70% of its oil revenue to provide arms and funding for the genocide, rather than economic development for the poor people of Sudan. Although federal law prevents most US companies from operating in Sudan, American financial institutions, notably mutual fund companies, are major investors in the Chinese, Indian, and Malaysian oil companies involved in Sudan which are helping to fund this genocide. As a result, ordinary investors, through their mutual funds, family savings, and pension plans entrusted to these financial institutions are inadvertently investing in genocide.

Investors Against Genocide is a non-profit organization dedicated to convincing mutual fund and other investment firms to change their investing strategy so as to avoid complicity in genocide. The organization will work with individuals, companies, organizations, financial institutions, the press, investment firm employees, and government agencies to build awareness and to create financial, public relations, and regulatory pressure for investment firms to change. The ultimate goals are that the Government of Sudan ends its deadly genocide in Darfur and that investment firms avoid investing in genocide in the future. For more information, visit www.investorsagainstgenocide.org.

####

Email on Fidelity customers
now voting on genocide-free
investing

Fidelity customers now voting on genocide-free investing - email sent on June 7, 2009

Investors Against Genocide
Draw the line at investing in genocide

Reflect on the Holocaust.  The killing fields of Cambodia.  The massive slaughter in Rwanda.  After each of these horrifying genocides, world leaders and private citizens joined in a collective promise – “Never again.”  Now, this summer, customers at two of America’s largest mutual fund companies have the unique opportunity to help keep that promise.

For the second year in a row, Fidelity customers have an opportunity to vote on a question concerning genocide.  Fidelity has begun distributing proxy ballots that include our genocide-free investing shareholder proposal for thirteen Fidelity funds.  A vote FOR Question 3 on the Fidelity ballot indicates that shareholders do not want their savings invested in companies that substantially contribute to genocide or crimes against humanity.

Similarly, as we wrote you on April 12, for Vanguard shareholders of 30 of its funds, a vote FOR Question 3 indicates they do not want Vanguard to invest their family savings in companies that substantially contribute to genocide or crimes against humanity.

HELP US “GET OUT THE VOTE”

Whether or not you are a customer, we need your help to get out the vote.  Please forward this email to friends and family and also use other means such as social networking sites, blogs, group meetings, and bulletin boards to spread the word.  We need to reach as many voters as possible since many people ignore proxy ballots assuming they contain no issues of interest.

See www.GenocideFreeFidelity.net and www.GenocideFreeVanguard.net for more information.

VOTE YOUR SHARES

Please vote your conscience on this important issue. Look for Question 3 on the ballot page.

Fidelity opposes Question 3.  The key section of their statement of opposition says, “If adopted, this proposal would limit investments by the Fund that would be lawful under the laws of the United States.  For this reason, the Board of Trustees recommends that you vote AGAINST this proposal.”  We know that in the face of genocide, ordinary Americans expect more from their investment managers.  In a 2007 study, 71% of respondents said companies should take extreme cases of human rights abuses, such as genocide, into account rather than base investment decisions solely on economic criteria.  Last year, despite Fidelity’s active opposition, our proposal earned as much as 31% of the votes, an unusually strong result for an issue of social concern.  Read more at www.GenocideFreeFidelity.net.

The Fidelity voting will remain open up until the shareholders meeting on July 15.  All shareholders can change their vote to be FOR Question 3 right up until the meeting.  If you have questions about the proposal or about voting, please feel free to contact us at info@investorsagainstgenocide.org.

Vanguard opposes Question 3 and claims that the shareholder proposal, if adopted, would simply result in a “duplicate” of Vanguard’s existing procedure.  We strongly disagree.  The shareholder proposal requests that the Vanguard board “institute procedures to prevent holding investments in companies that, in the judgment of the board, substantially contribute to genocide or crimes against humanity.”  In contrast, the practices and procedures outlined in Vanguard’s statement of opposition consist of a “formal procedure for regular reporting to the trustees on portfolio companies whose direct involvement in crimes against humanity or patterns of egregious abuses of human rights would warrant engagement or potential divestment.”  Read more at www.GenocideFreeVanguard.net.

The Vanguard voting will remain open up until the shareholders meeting on July 2.  All Vanguard shareholders can change their vote to be FOR Question 3 right up until the meeting.

Thanks so much all you’ve done and continue to do for the cause of genocide-free investing.

The Investors Against Genocide Team

PS – If you haven't already joined us, please volunteer to submit a shareholder proposal for any mutual fund you have held for over a year and in which you have at least $2,000 invested.  We’ve made the process very easy and completely confidential. Click here for details.  Becoming a volunteer costs nothing, extends the reach of the campaign, and helps to force a vote and increased public attention on the problem of financial firms investing in genocide.

Investors Against Genocide     Contact us at 617-517-6310 or info@InvestorsAgainstGenocide.org.

Annex 2

Facebook ad
Text:
Fidelity and Genocide
(Vote graphic with check mark)
Are you a Fidelity customer?  Do you know one?  Learn how you can help get out the vote to encourage genocide-free investing at Fidelity.
URL:	www.genocidefreefidelity.net
Image:

Google adwords ad
Text:
Vote FOR question 3
Encourage genocide-free investing
on the Fidelity proxy ballot …
URL:	www.genocidefreefidelity.net
Image:

Annex 3

Dear Fidelity shareholder,

Please take a moment to reflect on the Holocaust.  The killing fields of Cambodia.  The massive slaughter in Rwanda.  After each of these horrifying genocides, world leaders and private citizens joined in a collective promise – “Never again.”

Today, as a shareholder in Fidelity’s XXX Fund, you have a unique opportunity to make an important difference in society’s ability to keep that promise.

How?  Vote FOR Question 3 on the proxy ballot you recently received from Fidelity to support a shareholder proposal requesting that the trustees of Fidelity institute procedures to prevent its funds from holding investments in companies that, in the judgment of the trustees, substantially contribute to genocide or crimes against humanity.

“Ethical investing” may mean different things to different people, but few people want their hard-earned savings to be invested in companies that help to fund genocide.  In fact, in a 2007 study, 71% of respondents said companies should take extreme cases of human rights abuses, such as genocide, into account rather than base investment decisions solely on economic criteria.  This is not surprising.  Looking back, who would support the idea of investing in firms that sought to make a profit by selling Zyklon-B gas to the Nazis or machetes for the genocide in Rwanda?

Investors Against Genocide, a project of the Massachusetts Coalition to Save Darfur Inc., a 501c3 non-profit, is dedicated to convincing mutual funds, such as Fidelity, to adopt procedures to prevent investments in companies that substantially contribute to genocide.

The shareholder proposal in Question 3 is not theoretical.  Right now the Government in Sudan is waging a genocide in Darfur.  Avoiding the small number of problem companies that are substantially contributing to the genocide in Darfur should not result in any significant effect on performance.

As a small non-profit organization, we cannot afford to mail shareholders in all 13 Fidelity funds eligible to vote, but we are emailing to a small subset, including you.  That makes your vote especially important.  If the shareholder proposal receives strong support, it will be a major victory for the cause of genocide-free investing.

•	Please vote FOR Question 3. YOUR VOTE WILL MATTER. If you have your control number and security code from your proxy materials, you can vote online at www.proxyvote.com/proxy.

•
If you want to change your vote or have discarded your proxy materials, you can still vote FOR Question 3.  Contact Fidelity at 800-544-6666 and ask for instructions on how to revote or vote after discarding your materials.

•	If you have questions or concerns about the proposal or about voting, visit www.GenocideFreeFidelity.net or contact us at info@investorsagainstgenocide.org.

Fidelity opposes Question 3.  The key section of their statement of opposition says, “If adopted, this proposal would limit investments by the Fund that would be lawful under the laws of the United States. For this reason, the Board of Trustees recommends that you vote AGAINST this proposal.”  Fidelity’s position is an inadequate response to genocide.  Fidelity has consistently refused to draw the line at investing in genocide and continues to be a large investor in PetroChina and other companies that partner with the government of Sudan and help to fund the genocide in Darfur.

TIAA-CREF, another giant mutual fund, has adopted strong policies to draw the line at investing in companies that contribute to genocide, joining many states and colleges that adopted Sudan divestment policies.  Now, if Fidelity acts, it could set a new standard for the world’s mutual funds.

Please join the millions of private investors who have already voted for genocide-free investing.  Together we can influence mutual fund companies like Fidelity to adopt procedures to avoid investing in companies that substantially contribute to genocide.

Sincerely,

Eric Cohen
Chairperson, Investors Against Genocide

ABOUT MASSACHUSETTS COALITION TO SAVE DARFUR, INC.

Massachusetts Coalition to Save Darfur, Inc. is a qualified tax-exempt 501(c)(3) corporation. It does not hold any of Registrant’s outstanding shares.

IMPORTANT INFORMATION

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM SHAREHOLDERS FOR USE AT THE 2009 FIDELITY ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY PARTICIPATION. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE, ALONG WITH OTHER RELEVANT DOCUMENTS, AT NO CHARGE, AT THE SECURITIES AND EXCHANGE COMMISSION’S (“SEC”) WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING FIDELITY BY TELEPHONE AT (866) 749-0145